EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.


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
                                              Three Months Ended        Six Months Ended
                                            March 27,    March 28,    March 27,   March 28,
                                              1997         1996         1997        1996
                                           ----------   ----------   ----------   ----------
EARNINGS PER SHARE:
Average shares outstanding                  2,571,454    2,541,290    2,570,091    2,540,249

Net effect of dilutive stock options
   and warrants -- based on the treasury
   stock method using average market
   price                                      246,601      189,374      241,325      184,581
                                           ----------   ----------   ----------   ----------
Total                                       2,818,055    2,730,664    2,811,416    2,724,830
                                           ==========   ==========   ==========   ==========

Net income                                 $  330,596   $  234,695   $  549,909   $  438,279
                                           ==========   ==========   ==========   ==========

Earnings per share -- primary and
   fully diluted                           $     0.12   $     0.09   $     0.20   $     0.16
                                           ==========   ==========   ==========   ==========

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